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                          COMSTOCK PARTNERS FUNDS, INC.
           AMENDED AND RESTATED MULTICLASS PLAN PURSUANT TO RULE 18f-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                              _______________, 1996


I.   BACKGROUND

          This plan (the "Plan") pertains to the issuance by Comstock Partners Funds, Inc. (the "Company"), a Maryland corporation consisting of two portfolios (each, a "portfolio"), Comstock Partners Strategy Fund (the "Strategy Fund") and Comstock Partners Capital Value Fund (the "Capital Value Fund", and together with the Strategy Fund, the "Funds"), of multiple classes of capital stock and is being adopted by the Company pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act").

          The Company's Board members, including a majority of its Directors who are not "interested persons" (as defined in the Act), have found that this Plan is in the best interests of each class individually and the Strategy Fund and the Capital Value Fund as a whole.

          The Company's Charter authorizes the Company to offer several classes of shares: Strategy Fund Class O shares, Strategy Fund Class A shares, Strategy Fund Class C shares, Capital Value Fund Class A shares, Capital Value Fund Class B shares, Capital Value Fund Class C shares and Capital Value Fund Class R shares.


II.  ELIGIBILITY

          Strategy Fund Class O shares are only issued in connection with the reinvestment of dividends on outstanding Strategy Fund Class O shares. Strategy Fund Class A shares, Strategy Fund Class C shares, Capital Value Fund Class A shares, Capital Value Fund Class B shares, Capital Value Fund Class C shares and Capital Value Fund Class R shares may be purchased from Premier Mutual Fund Services, Inc., the Company's Distributor, through selected security dealers or agents, or by mailing a purchase order directly to Dreyfus Transfer, Inc., the Strategy Fund's and the Capital Value Fund's transfer agent.


III. SALES LOADS

      Strategy Fund Class A shares and Capital Value Class A shares are sold subject to the imposition of a sales charge at the time of purchase. Strategy Fund Class C shares, Capital Value Class B shares and Capital Value Class C shares are sold subject to the imposition of a contingent deferred sales charge. In addition, deferred sales



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charge will be assessed on certain redemptions of Capital Value Fund Class A shares purchased without an initial sales charge. Class R shares shall be offered at net asset value only to institutional investors acting for themselves or in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including pension, profit-sharing, SEP-IRAs and other deferred compensation plans, whether established by corporations, partnerships, non-profit entities or state and local governments, but not including IRAs or IRA "Rollover Accounts." The schedule of applicable sales charges for each class of shares shall be as approved by the Company's Board of Directors from time to time and as set forth in the Strategy Fund's or Capital Value Fund's prospectus, as the case may be.


IV.  DISTRIBUTION AND SHAREHOLDER SERVICING FEES

          A. CLASS O SHARES. The Strategy Fund Class O shares are not subject to any plan of distribution adopted pursuant to Rule 12b-1 under the Act.

          B. CLASS A SHARES. The Strategy Fund Class A shares and Capital Value Fund Class A shares are subject to the Class A Service and Distribution Plan with respect thereto adopted by the Company's Board of Directors pursuant to Rule 12b-1 under the Act.

          C. CLASS B SHARES. The Capital Value Fund Class B shares are subject to the Class B Service and Distribution Plan with respect thereto adopted by the Company's Board of Directors pursuant to Rule 12b-1 under the Act (it being noted that the "Service Fee" thereunder is intended to be a "service fee" as defined in Article III, Section 26, of the NASD Rules of Fair Practice, and not a cost which is primarily intended to result in the sale of Class B shares and which would require approval pursuant to Rule 12b-1).

          D. CLASS C SHARES. The Strategy Fund Class C shares and Capital Value Fund Class C shares are subject to the Class C Service and Distribution Plan with respect thereto adopted by the Fund's Board of Directors pursuant to Rule 12b-1 under the Act (it being noted that the "Service Fee" thereunder is intended to be a "service fee" as defined in Article III, Section 26, of the NASD Rules of Fair Practice, and not a cost which is primarily intended to result in the sale of Class C shares and which would require approval pursuant to Rule 12b-1).

          E. CLASS R SHARES. The Capital Value Fund Class R shares are not subject to any plan of distribution adopted pursuant to Rule 12b-1 under the Act.


V.   CONVERSION FEATURES

     Capital Value Fund Class B shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset



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of each such Class without the imposition of any sales charge, fee or other charge. No other Class shall be subject to any automatic conversion feature. The schedule for the conversion of Capital Value Fund Class B shares shall be as approved by the Company's Board of Directors from time to time and as set forth in the Capital Value Fund's prospectus.


VI.  ALLOCATION OF EXPENSES

          Expenses of the Strategy Fund are borne by the various classes of shares of the Strategy Fund and expenses of the Capital Value Fund are borne by the various classes of the Capital Value Fund. With respect to each Fund, expenses are allocated between the various classes on the basis of the relative net assets of each of those classes, except that (i) Strategy Fund Class C shares, Capital Value Class B shares and Capital Value Class C shares bear the additional incremental shareholder administrative expenses resulting from the respective deferred sales charge arrangements, and (ii) Strategy Fund Class A shares, Strategy Fund Class C shares, Capital Value Class A shares, Capital Value Class B and Capital Value Class C shares bear their own fees and expenses pursuant to the Class A, Class B and Class C Service and Distribution Plans, as the case may be.


VII.      VOTING RIGHTS

          Except as described in the succeeding sentence, with respect to each Fund, all shares of such Fund have equal voting rights and will be voted in the aggregate and not by class, except where voting by class is required by law. Class A shares of each Fund have exclusive voting rights with respect to matters pertaining to the Company's Class A Service and Distribution Plan, as that plan applies to such Fund's Class C shares, Capital Value Fund Class B shares have exclusive voting rights with respect to the Company's Class B Service and Distribution Plan and each Fund's Class C shares have exclusive voting rights with respect to matters pertaining to the Company's Class C Service and Distribution Plan, as that plan applies to such Fund's Class C shares.


VIII.     EXCHANGE FEATURES

          Shares of each class of the Strategy Fund and the Capital Value Fund shall have such exchange privileges as shall be approved by the Company's Board of Directors from time to time and as set forth in the Strategy Fund's or the Capital Value Fund's prospectus, as the case may be.

IX.       AMENDMENTS

          No material amendment to this Plan may be made unless it is first approved by a majority of both (a) the full Board of Directors of the Company and (b) those Directors who are not interested persons of the Company, as that term is defined in the Act.